We consent to the references made to our firm under the captions "Financial Highlights" for FTI Large Capitalization Growth and Income Fund, FTI Small Capitalization Equity Fund and FTI European Smaller Companies Fund (three of a series of FTI Fund) in the Prospectus, and "Auditors" in the Statement of Additional Information for FTI Fund included in Post-Effective Amendment Number 2 to the Registration Statement (Form N-1A, No. 33-63621). We also consent to the incorporation by reference into the Statement of Additional Information for FTI Large Capitalization Growth and Income Fund, FTI Small Capitalization Equity Fund and FTI European Smaller Companies Fund of our report dated January 9, 2002 with respect to the financial statements and financial highlights included in the November 31, 2001 annual report.


                         /s/CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Boston, Massachusetts
March 26, 2002